Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Koppers Holdings Inc. on Form S-8 of our report dated July 31, 2014, relating to the combined financial statements of The Osmose Entities as of and for the year ended December 31, 2013, included in the Form 8-K/A of Koppers Holdings Inc. filed on October 30, 2014.

/s/ Deloitte & Touche LLP

November 12, 2014

Williamsville, New York